SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

RAE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

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April 19, 2006

Dear Stockholder:

The annual meeting of stockholders of RAE Systems Inc. will be held Wednesday May 17, 2006, at 9:00 a.m. Pacific Time, at the Santa Clara Hilton located at 4949 Great American Parkway, Santa Clara, California.

Only stockholders who owned stock at the close of business on April 14 , 2006 can vote at this meeting or any adjournments that may take place. The matters proposed to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 2005 Annual Report on Form 10-K, which includes audited financial statements and certain other information.

Our board of directors recommends that you vote in favor of the proposals outlined in the attached Proxy Statement.

At the meeting, we will also report on RAE Systems’ 2005 business results and other matters of interest to stockholders.

It is important that you use this opportunity to take part in the affairs of RAE Systems by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely yours,
/s/ Robert I. Chen
Robert I. Chen Chairman, President and Chief Executive Officer

3775 NORTH FIRST STREET

SAN JOSE, CALIFORNIA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2006

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of RAE Systems Inc., a Delaware corporation, will be held on Wednesday May 17, 2006, at 9:00 a.m. Pacific Time, at the Santa Clara Hilton located at 4949 Great American Parkway, Santa Clara, California, for the following purposes:

1. To elect three Class I directors each to hold office for a three-year term and until their respective successors are duly elected and qualified.

2. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 14, 2006 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located 3775 North First Street, San Jose, California 95134.

By order of the Board of Directors,

/s/ Michael R. Ownby

Michael R. Ownby Corporate Secretary

San Jose, California

April 19, 2006

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

RAE SYSTEMS INC.

3775 NORTH FIRST STREET

SAN JOSE, CALIFORNIA 95134

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of RAE Systems Inc., a Delaware corporation, (hereinafter “RAE, Systems” “our,” “us,” and the “Company”) for use at the annual meeting of stockholders to be held May 17, 2006, at 9:00 a.m. Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. These proxy solicitation materials are being mailed on or about April 19, 2006 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at Santa Clara Hilton located at 4949 Great American Parkway, Santa Clara, California. Our telephone number is (408) 952-8200.

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on April 14, 2006 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 57,937,704 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Votes cast by proxy or in person will be tabulated by the inspector of elections. The inspector of elections will also determine whether or not a quorum is present. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of independent registered public accounting firm. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional soliciting materials sent to stockholders. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of RAE Systems Inc. a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors, which as of the date of this proxy, consists of three Class I directors, two Class II directors and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2006, 2007 and 2008, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

On March 28, 2006, we were notified by Susan K. Barnes and Edward C. Ross of their respective decisions to retire as members of our board of directors effective at the 2006 annual meeting of stockholders. Both individuals current terms as Class I directors is set to expire at the 2006 annual meeting of stockholders. Ms. Barnes has served as a member of the board of directors since July 2004 and is chair of the audit committee. Mr. Ross has served as a member of the board of directors since March 2001 and is a member of the audit committee, compensation committee and nominating and governance committee.

On March 28, 2006, upon recommendation of the nominating and governance committee, our board of directors nominated Messrs. A. Marvin Strait and James W. Power to stand for election to RAE Systems’ board of directors at the 2006 annual stockholder meeting as Class I directors for a term to expire at the 2009 annual stockholders meeting. Initially, Messrs. Power and Strait were identified as potential board director nominees by Robert I. Chen, our President, Chief Executive Officer and Chairman, and Neil W. Flanzraich, a director, respectively.

The terms of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class I directors of our board of directors at the meeting. Management’s nominees for election by the stockholders to those three positions include one of the current Class I members of the board of directors, Dr. Peter C. Hsi, and two nominees who have not previously served on RAE Systems’ board of directors, Messrs. James W. Power and A. Marvin Strait.

If elected, the nominees will serve as directors until our annual meeting of stockholders in 2009 and until their successors are elected and qualified. Each such director nominee has consented to be named in this proxy statement and to serve as a director if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Nominees as Class I Directors

The following table sets forth information regarding our current nominees as Class I directors for a term to expire at the 2009 annual meeting of stockholders with respect to their ages and background.

Name of Director	Position with RAE Systems Inc.	Age	Director Since (1)

Peter C. Hsi	Vice President, Chief Technology Officer, Director	56	1991

James W. Power	Director Nominee	76	—

A. Marvin Strait	Director Nominee	72	—

(1)	Years noted includes board service prior to the April 2002 reverse merger between RAE Systems Inc., a California corporation, and Nettaxi.com.

DR. PETER C. HSI co-founded RAE Systems in 1991 and has served as our Vice President, Chief Technology Officer, and as a member of the board of directors since our inception. Prior to co-founding RAE Systems, Dr. Hsi worked at Applied Optoelectronic Technology Corporation as the chief architect for semiconductor test systems. Dr. Hsi has filed 21 patent applications, of which 11 have been granted and 10 are pending. Dr. Hsi received a B.S.E.E. from the National Chiao-Tung University, and a M.S. and Ph.D. in Electrical Engineering from Syracuse University.

JAMES W. POWER is currently the principal partner in J.W. Power & Associates, a security systems development and marketing consultant group, which he founded in 1992. Mr. Power is currently chairman of the board at MDI, Inc., a security controls systems company, and has served in such capacity since June 2004. Since December 2005, Mr. Power is also a director of Henry Bros. Electronics, Inc., a security systems sales and integration company. From 1994 to 2003, Mr. Power served as the chairman of the board of InfoGraphic Systems Corp., a security systems development, manufacturer and sales company. He previously served as President and Chief Executive Officer of Martec/SAIC from 1988 to 1992. From 1983 to 1988, Mr. Power served as President and Chief Executive Officer of Basix/Pinkerton Controls Systems Corp., a security industry systems and products company. From 1980 to 1983, he served as Vice President and General Manager of Cardkey Systems, a security industry systems and products company. He held various senior executive positions with Nitrol Corporation from 1977 to 1979. Mr. Power is also a director of the Torrance Cultural Arts Center Foundation.

A. MARVIN STRAIT presently practices as a certified public accountant under the name A. Marvin Strait, CPA, and has served on the board of Continucare Corporation, a mixed model provider of primary care physician services, since March 2004. Mr. Strait was the chairman of the board of directors of the American Institute of Certified Public Accountants (“AICPA”), where he continues to serve as a permanent member of the AICPA Governing Council. He has practiced in the field of public accountancy in Colorado for over 40 years, and has served on the Board of Directors of Colorado Technical University since 1986. He also presently serves as a member of the Board of Trustees of the Colorado Springs Fine Arts Center Foundation, and the Sam S. Bloom Foundation. He also presently serves as a member of the Board of Directors and Chairman of the Audit Committee of Sturm Financial Group, Inc. and on the Community Advisory Panel of American National Bank. He is past President of the Colorado Society of Certified Public Accountants and the Colorado State Board of Accountancy. Mr. Strait received a B.S. with distinction in Accounting from Arizona State University.

Current Directors

The following table sets forth information regarding our current directors with respect to their ages and background.

Name of Director	Position with RAE Systems Inc.	Age	Director Since (1)
Class I directors whose terms expire at the 2006 annual meeting of stockholders:

Peter C. Hsi	Vice President, Chief Technology Officer and Director	56	1991

Susan K. Barnes (2)	Director	52	2004

Edward C. Ross (2)	Director	64	2001

Class II directors whose terms expire at the 2007 annual meeting of stockholders:

Lyle D. Feisel	Director	70	2001

Neil W. Flanzraich	Director	62	2000

Class III directors nominated for election at the 2008 annual meeting of stockholders:

Robert I. Chen	President, Chief Executive Officer and Chairman	58	1991

Sigrun Hjelmquist	Director	50	2004

(1)	Years noted includes board service prior to the April 2002 reverse merger between RAE Systems Inc., a California corporation, and Nettaxi.com.

(2)	Ms. Barnes and Mr. Ross are retiring as board members effective at the 2006 annual meeting of stockholders.

ROBERT I. CHEN co-founded RAE Systems in 1991, and has served as our President, Chief Executive Officer and chair of the board of directors since our inception. From 1981 to 1990, Mr. Chen served as President and Chief Executive Officer of Applied Optoelectronic Technology Corporation, a manufacturer of computer-aided test systems, a company he founded and subsequently sold to Hewlett-Packard. Mr. Chen currently serves on the board of directors for the Shanghai Ericsson Simtek Electronics Company, Limited, a telecommunications and electronics company. Mr. Chen received a B.S.E.E. from Taiwan National Cheng Kung University, an M.S.E.E. from South Dakota School of Mines and Technology, an advanced engineering degree from Syracuse University and graduated from the Harvard Owner/President program.

SIGRUN HJELMQUIST has served as a member of our board of directors since March 2004, and is currently partner and chairman of the board of Acconia Consulting Group. From 2000 to 2005 Ms. Hjelmquist was the investment manager and one of the founding partners of BrainHeart Capital, a venture capital company. From 1998 to 2000, Ms. Hjelmquist was president of Ericsson Components AB, and from 1994 to 1997, General Manager of the Microelectronics Business Unit at Ericsson Components AB. Ms. Hjelmquist currently serves on the board of directors of the Confederation of Swedish Enterprise, Sandvik AB, Svenska Handelsbanken AB, IBS AB, Sydkraft AB, and IUI, the Research Institute of Industrial Economics. Ms. Hjelmquist received a M.S. in Physical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

DR. EDWARD C. ROSS has served as a member of our board of directors since March 2001. Currently, Dr. Ross is a private investor and management consultant. From January 2005 until December 2005, Dr. Ross was President Emeritus of TSMC North America, the US subsidiary of Taiwan Semiconductor Manufacturing Company Ltd., a Taiwanese semiconductor manufacturer, where he served as President and Chief Executive Officer from March 2000 to December 2004. From July 1998 to March 2000, Dr. Ross served as Senior Vice President of the Professional Services Group of Synopsys, Inc., a computer-aided design company, where he was responsible for developing and executing Synopsys’ consulting business practices. From September 1995 to July 1998, Dr. Ross was the President of the Technology and Manufacturing Group of Cirrus Logic, a semiconductor manufacturer. Dr. Ross serves as a member of the board of directors of California Micro Devices Corporation, a semiconductor products company, of Volterra Semiconductor, Inc., a semiconductor manufacturer, and of Open Silicon, Inc., a semiconductor manufacturer. Dr. Ross received a B.S.E.E from Drexel University, and a M.S.E.E., M.A, and Ph.D. from Princeton University.

SUSAN K. BARNES has served as a member of our board of directors since July 2004. From May 1997 until November 2005, Ms. Barnes was the Senior Vice President and Chief Financial Officer at Intuitive Surgical, a medical device company. From January 1995 to September 1996, Ms. Barnes founded and served as Managing Director of the Private Equity Group of Jefferies and Company, Inc., an investment bank, and from January 1994 to January 1995, she founded and served as Managing General Partner of Westwind Capital Partners, a private equity fund. Ms. Barnes served as Chief Financial Officer and Managing Director of BLUM Capital Partners, L.P., formerly Richard C. Blum & Associates, Inc., a merchant banking firm from June 1991 to January 1994. From September 1985 to June 1991, she served as Vice President and Chief Financial Officer of NeXT Computer, Inc., a computer company. Prior to forming NeXT with Steve Jobs, Ms. Barnes was Controller of the Macintosh Division at Apple Computer. Ms. Barnes holds a B.A. from Bryn Mawr College and an M.B.A. from the Wharton School, University of Pennsylvania.

NEIL W. FLANZRAICH has served as a member of our board of directors since December 2000. Since February 2006, Mr. Flanzraich has been a private investor. From May 1998 through February 2006, he served as Vice Chairman and President of IVAX Corporation, a pharmaceutical company. From 1995 to May 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman White and McAuliffe, and from 1981 to 1994, Senior Vice President and member of the Corporate Operating Committee at Syntex Corporation, a pharmaceutical company. Mr. Flanzraich is a director of IVAX Diagnostics, a developer, manufacturer and marketer of proprietary diagnostic reagents, instrumentation and software and Continucare Corporation, a mixed model provider of primary care physician services. He also serves as Chairman of the Israel America Foundation. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.

DR. LYLE D. FEISEL has served as a member of our board of directors since March 2001. Currently, Mr. Feisel is a private investor and educational consultant. In 2001, he retired as the Dean of the Thomas J. Watson School of Engineering and Applied Science, and Professor of Electrical Engineering at the State University of New York at Binghamton. Dr. Feisel joined the faculty of SUNY Binghamton in 1983. Dr. Feisel is a Life Fellow of the Institute of Electrical and Electronics Engineers and of the American Society for Engineering Education, and is a Fellow of the National Society of Professional Engineers. He is active in the affairs of those organizations and in the development and accreditation of engineering education worldwide. Dr. Feisel received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from Iowa State University.

Vote Required and Board of Directors Recommendation

If a quorum is present and voting, the three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

The board of directors recommends a vote “FOR” the nominees named above.

Board Meetings and Committees

The board of directors held four meetings during the last fiscal year. The board of directors has determined that a majority of its members do not have a material relationship with the Company that would interfere with the exercise of their independent judgment and are otherwise “independent” in accordance with the applicable listing requirements of the American Stock Exchange (“AMEX”). Except for Mr. Chen and Dr. Hsi, each of the members of the board of directors is “independent” as such term is defined under the applicable AMEX listing standards and the rules and regulations of the SEC. The board of directors has an audit committee, a compensation committee, and a nominating and governance committee. The board of directors has adopted a written charter for each of the three standing committees. You can find links to these charters on our website at: http://www.raesystems.com. With the exception of Mr. Flanzraich, during the last fiscal year no director attended fewer than 75% of the total number of meetings of the board of directors and all of the committees of the board on which such director served during that period.

Audit Committee. The members of the audit committee during fiscal 2005 were Ms. Barnes, Mr. Feisel, Mr. Flanzraich, Ms. Hjelmquist and Mr. Ross. The board of directors has determined that each current member of the Audit Committee is “independent,” as such term is defined under the applicable AMEX listing standards and the rules and regulations of the SEC. The board of directors has also determined that each member of the Audit Committee is financially literate, and that Ms. Barnes is a “financial expert,” as such term is defined by the applicable regulations of the SEC. Both Ms. Barnes and Mr. Ross will retire from their service as audit committee members effective at the annual meeting of stockholders. If elected by our stockholders, it is expected that both of the director nominees, Messrs. Power and Strait, will be appointed to the Company’s audit committee effective at the first committee meeting following the 2006 annual meeting of stockholders, with Mr. Strait to be designated as a “financial expert.”

The functions of the audit committee include overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, appointing, compensating and overseeing our independent registered public accounting firm including reviewing their independence and reviewing and pre-approving any audit and permissible non-audit services to be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies, reviewing any related party transactions and preparing any report required under SEC rules. The audit committee held ten meetings during the last fiscal year. The report of the audit committee is included in this annual report on page 20.

Compensation Committee. The members of the compensation committee during fiscal 2005 were Messrs. Flanzraich, Feisel, Ross and Ms. Hjelmquist. Effective at the 2006 annual meeting of stockholders, Mr. Ross will be retiring from service as a member of our compensation committee. While there are no current plans regarding future members, the compensation committee will consider the inclusion of Messrs. Power and or Strait as a committee member if elected by stockholders. The functions of the compensation committee include reviewing and fixing the compensation of our executive officers, including our Chief Executive Officer, reviewing director compensation, approving grants of stock options and restricted stock under the Company’s 2002 Stock Option Plan to eligible employees, and preparing any report required under SEC rules. The compensation committee held four meetings during the last fiscal year. The report of the compensation committee is included in this annual report on page 18.

Nominating and Governance Committee. The members of the nomination and governance committee during fiscal 2005 were Messrs. Flanzraich, Feisel, Ross and Ms. Hjelmquist. Effective at the 2006 annual meeting of stockholders, Mr. Ross will be retiring from service as a member of our nominating and governance committee. While there are no current plans regarding future members, the nominating and governance committee will consider the inclusion of Messrs. Power and or Strait as a committee member if elected by stockholders.

The board of directors has determined that each current member of the nominating and governance committee is “independent,” as such term is defined under the applicable AMEX listing standards and the rules and regulations of the SEC. The functions of the nominating and governance committee include identifying individuals qualified to become members of the board of directors, selecting, or recommending to the board of directors director nominees for each election of directors, developing and recommending to the board of directors criteria for selecting qualified director candidates, considering committee member qualifications, appointment and removal, and, if requested by the board of directors, providing oversight in the evaluation of the board of directors and each committee. The nomination and governance committee held one meeting during the last fiscal year. The nomination and governance committee met in March 2006 in order to, among other matters, consider nominees for the board of directors of the Company to be elected at the annual meeting of stockholders.

When considering the nomination of directors for election at an annual meeting, the nominating and governance committee will review annually the results of an evaluation performed by the board of directors and each committee, and the needs of the board of directors for various skills, background, experience, expected contributions and the qualification standards established from time to time by the nominating and governance committee. When reviewing potential nominees for election as director, including incumbents whose term is expiring, the nominating and governance committee will consider the perceived needs of the board of directors, the candidate’s relevant background, experience and skills, such as an understanding of manufacturing, technology, finance and marketing, international background and expected contribution to the board of directors and the following factors:

•	the appropriate size of the Company’s board of directors and its committees;

•	the perceived needs of the board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the board of directors;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The nominating and governance committee’s goal is to assemble a board of directors that brings to the Company a diversity of experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and governance committee to perform all board of directors and committee responsibilities. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Members of the board of directors are expected to rigorously prepare for, attend, and participate in all board of directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and governance committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The nominating and governance committee believes that it is preferable that at least one member of the board of directors meet the criteria for an audit committee “financial expert” as defined by SEC rules. Under applicable AMEX listing requirements, at least a majority of the members of the board of directors must meet the definition of “independent director” set forth in such listing requirements. The nominating and governance committee also believes it appropriate for one or more key members of the Company’s management to participate as members of the board of directors.

The nominating and governance committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the nominating and governance committee believes that the board of directors requires additional candidates for nomination, the nominating and governance committee will engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the nominating and governance committee.

The nominating and governance committee will also consider candidates for directors recommended by a stockholder, provided that any and such recommendation is sent in writing to the Corporate Secretary, RAE Systems Inc., 3775 North First Street, San Jose, CA 95134, at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his or her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

The nominating and governance committee will evaluate any candidates recommended by stockholders pursuant to the above procedures against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholders may also nominate directors for election at an annual meeting, provided the advance notice requirements set forth in the Company’s Bylaws have been met.

Attendance at the Stockholders Meeting

The Company will make every effort to schedule its annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All directors are expected to make every effort to attend the Company’s annual meeting of stockholders. At our last annual meeting, which was held on May 5, 2005, two of our current directors were in attendance.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics that applies to all RAE Systems employees, including employees of RAE Systems’ subsidiaries, and each member of the Company’s board of directors. The code of business conduct and ethics is available at the Company’s website at http://www.raesystems.com. The Company intends to disclose future amendments to the Code of Business Conduct and Ethics on our website and any waivers thereof for executive officers and directors within four days of such action in a Form 8-K filed with the SEC.

Communications Between Stockholders and Directors

Stockholders and other interested parties may communicate with any and all members of the board of directors, by mail addressed to the intended recipient c/o Corporate Secretary, RAE Systems Inc., 3775 North First Street San Jose, CA 95134, by facsimile to (408) 952-8480 or by email to CorporateSecretary@raesystems.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has approved the engagement of BDO Seidman, LLP as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2006. BDO Seidman, LLP has acted in such capacity since its appointment in fiscal year 2000. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for fiscal years ended December 31, 2005 and 2004 by BDO Seidman, LLP:

	2005	2004
Audit Fees (1)	$995,000	$480,000
Audit-Related Fees (2)	$0	70,000
Tax Fees (3)	$219,000	$117,000
All Other Fees (4)	$0	$0

TOTAL	$1,214,000	$667,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, audit of management’s annual assessment of the effectiveness of the Company’s internal control over financial reporting, audit of controls over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees consisted of due diligence services related to an acquisition.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The audit committee has considered the role of BDO Seidman, LLP in providing certain tax services and other non-audit services to RAE Systems and has concluded that such services are compatible with BDO Seidman, LLP’s independence as our registered public accounting firm. In addition, since the effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, the Audit Committee has and will continue to pre-approve all audit and permissible non-audit services provided by the independent auditors.

The audit committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve any service consistent with applicable law, rules and regulations. Under the policy, the audit committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members, including the committee chair. A member to whom pre-approval authority has been delegated must report its pre-approval decisions, if any, to the audit committee at its next meeting, and any such pre-approvals must specify clearly in writing the services and fees approved. Unless the audit committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

In fiscal years 2005 and 2004, all audit, audit related, tax and all other fees were pre-approved by the audit committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company’s principal accountant for all services rendered on or after May 6, 2003. We are in compliance with these SEC rules.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting, as well as the presence of a quorum. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The board of directors believes that the ratification of the engagement of BDO Seidman, LLP is in the best interests of the Company and our stockholders. Therefore, the board of directors unanimously recommends a vote “FOR” the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2006, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and director-nominees, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all our directors and executive officers as a group.

Except where otherwise indicated, the address for each of the persons listed the following table is c/o RAE Systems Inc., 3775 North First Street, San Jose, CA 95134.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent (1)
5% Holders
FMR Corporation (2) 82 Devonshire Street Boston, MA 02109	3,160,000	5%

Wellington Management Company, LLP (2) 75 State Street Boston, MA 01209	3,043,600	5%

Kopp Investment Advisors, LLC (2) 7701 France Avenue, South, Suite 500 Edina, MN 55435	2,720,740	5%

Directors and Director-Nominees
Robert I. Chen (3)	15,851,365	27%
Peter C. Hsi (4)	3,391,332	6%
Neil W. Flanzraich (5)	526,555	1%
Lyle D. Feisel (6)	209,448	*
Edward C. Ross (7)	131,948	*
Sigrun Hjelmquist (8)	52,083	*
Susan K. Barnes (9)	43,750	*
James W. Power (10)	0	*
A. Marvin Strait (10)	0	*

Non-Director Executive Officers
Hong Tao Sun (11)	267,370	*
Rudy Mui (12)	106,666	*
Donald W. Morgan (13)	45,833	*

Other
Directors, director nominees and executive officers as a group (12 persons) (14)	20,626,350	35%

*	Less than 1%.

(1)

Number of shares beneficially owned and the percentage of shares beneficially owned are based on 57,916,777 shares of RAE Systems’ common stock outstanding as of February 28, 2006. Beneficial ownership is determined in accordance with the rules of the SEC. All shares of RAE Systems’ common stock subject to currently exercisable options or options exercisable within 60 days after February 28, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of RAE Systems’ common stock shown as beneficially owned by them.

(2)	Based solely upon Schedule 13G and/or Schedule 13G/A filings made with the SEC by FMR Corporation, Wellington Management Company, LLP and Kopp Investment Advisors, LLC on February 14, 2006, February 14, 2006 and January 26, 2006, respectively.

(3)	Represents 15,851,365 shares of common stock held jointly between Robert I. and Lien Q.C. Chen; Robert I. and Lien Q.C. Chen Revocable Trust; Robert I. Chen 2001 Annuity Trust UTA dated December 19, 2001; and the Lien Q.C. Chen 2001 Annuity Trust UTA dated December 19, 2001.

(4)	Represents 3,391,332 shares owned by the Hsi Family Trust, Peter C. Hsi and Sandy Hsi as trustees.

(5)	Includes 100,000 shares subject to options that may be exercised within 60 days after February 28, 2006.

(6)	Includes 147,500 shares subject to options that may be exercised within 60 days after February 28, 2006.

(7)	Includes 95,000 shares subject to options that may be exercised within 60 days after February 28, 2006.

(8)	Represents 52,083 shares subject to options that may be exercised within 60 days after February 28, 2006.

(9)	Represents 43,750 shares subject to options that may be exercised within 60 days after February 28, 2006.

(10)	Both Messrs. Power and Strait are 2006 Class I director nominees.

(11)	Represents 267,370 shares subject to options that may be exercised within 60 days after February 28, 2006.

(12)	Represents 106,666 shares subject to options that may be exercised within 60 days after February 28, 2006.

(13)	Represents 45,833 shares subject to options that may be exercised within 60 days after February 28, 2006.

(14)	Includes 858,202 shares subject to options that may be exercised within 60 days after February 28, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% beneficial owners are required by SEC regulation to furnish us with copies of all reports they file under Section 16(a).

To our knowledge, based solely on our review of the copies of reports filed under Section 16(a) furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2005.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation received for services rendered to us during the years ended December 31, 2005, 2004 and 2003 by our chief executive officer and our four other most highly compensated executive officers serving as executive officers at the end of the fiscal year whose total salary and bonus for such fiscal year exceeded or would have exceeded $100,000.

SUMMARY COMPENSATION TABLE

Long Term Compensation
	Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Restricted Stock	Securities Underlying Options/SARs (#)	All Other Compensation ($) (2)
Robert I. Chen President and Chief Executive Officer	2005 2004 2003	280,000 280,000 245,000	65,852 37,022 74,044		— — —	— — —	3,500 2,325 3,000

Donald W. Morgan Vice President and Chief Financial Officer (3)	2005 2004 2003	192,308 — —	45,000 — —	(4)	— — —	50,000 100,000 —	2,885 — —

Peter C. Hsi Vice President of Technology and Chief Technology Officer	2005 2004 2003	187,000 186,154 165,000	19,837 12,341 24,681		— — —	— — —	2,805 2,795 2,475

Hong Tao Sun Vice President of Engineering (5)	2005 2004 2003	170,000 169,231 150,000	11,219 11,219 22,437		— — —	— 100,000 —	2,550 2,541 2,250

Rudy Mui Vice President and Chief Operating Officer (6)	2005 2004 2003	170,000 155,577 —	6,265 — —		— — —	— 200,000 —	2,550 2,328 —

(1)	Bonuses are based on the Company’s and individual performance. Amounts below reflect bonuses paid in accordance with the Company’s annual incentive plan. Executive bonuses are paid out to the Company’s officers in a three year schedule, with year one at fifty percent and years two and three at twenty-five percent of the total bonus awarded. Payment of the bonus is contingent on the officer remaining an employee through the three year pay out period. See also the enclosed “Report of the Compensation Committee on Executive Compensation” regarding fiscal year 2006 executive bonus targets.

(2)	Unless otherwise indicated, the amounts shown in this column represent the Company’s annual contribution to a 401(k) plan.

(3)	Mr. Morgan was appointed as Vice President and Chief Financial Officer in December 2004, but did not receive any compensation from the Company in 2004. Upon hire, he was granted a option to purchase 100,000 shares of the Company stock at fair market value to vest over a four year period from the date of hire, with 1/4 of the shares subject to the option vesting twelve months from the date of hire and the remaining shares vesting ratably at the rate of 1/48 for each full month of his service.

(4)	Represents payment of hiring bonus pursuant to the terms of Mr. Morgan’s December 2004 employment offer letter

(5)	March 2006 Mr Hong was promoted to the position of Vice President of Business Development and Fixed Systems Business.

(6)	Mr. Mui joined the Company in December 2003 but did not receive any compensation from the Company in 2003. March 2006 Mr. Mui was promoted to the position of Executive Vice President, Chief Operating Officer.

Stock Options Granted in Fiscal Year 2005

The following table provides information concerning grants of options to purchase RAE Systems’ common stock made during the fiscal year ended December 31, 2005 to the persons named in the Summary Compensation Table:

Name	Number of Securities Underlying Options/SARs Granted (#) (1)	Percentage of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share) (2)	Expiration Date	Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
					5%($) (3)	10%($) (3)
Robert I. Chen	—	—	—	—	—	—
Donald W. Morgan	50,000	9.72%	$3.07	3/31/2015	$96,535	$244,639
Peter C. Hsi	—	—	—	—	—	—
Hong Tao Sun	—	—	—	—	—	—
Rudy Mui	—	—	—	—	—	—

(1)	Options granted during the fiscal year ended December 31, 2005 were granted pursuant to the Company’s 2002 Stock Option Plan. Except as otherwise noted, options vest 1/4 after one year and the remainder vest at a rate of an additional 1/48 of the original grant per month thereafter until the grant is fully vested.

(2)	Except as otherwise noted, all options in this table have exercise prices per share equal to the closing price of RAE Systems’ common stock as reported by the AMEX on the date of grant.

(3)	Potential realizable value at assumed rates of stock price appreciation for option term.

Option Exercises and Fiscal 2005 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the last fiscal year, and unexercised options held as of December 31, 2005, by the persons named in the Summary Compensation Table above. A portion of the shares subject to these options are not yet vested, and thus would be subject to repurchase by us at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End (1)		Value of Unexercised In-the-Money Options at Fiscal Year End (2)
Name			Exercisable (3)	Unexercisable	Exercisable (3)	Unexercisable
Robert I. Chen	—	—	—	—	—	—
Donald W. Morgan	—	—	25,000	125,000	—	$22,000
Peter C. Hsi	—	—	—	—	—	—
Hong Tao Sun	—	—	252,786	58,334	$611,220	$15,344
Rudy Mui	10,000	$32,900	90,000	100,000	$17,100	$19,000

(1)	Represents options granted under our 1993 and 2002 Stock Option Plans.

(2)	Based on a market value of $3.51 per share, the closing price of our common stock on December 31, 2005, as reported on the AMEX.

(3)	Stock options granted under the 1993 and 2002 Stock Option Plans become vested 1/4 after one year and the remainder vest at a rate of an additional 1/48 of the original grant per month thereafter until the grant is fully vested.

Compensation of Directors

2005 Director’s Compensation Plan

Our non-employee directors receive $1,000 for each meeting of the board of directors they attended. Non-employee directors are also eligible to receive stock options or restricted stock awards. However, in fiscal 2005, none of our directors received a stock option award.

Our directors who are also employees of RAE Systems did not receive any compensation for their services as members of the board of directors.

2006 Director’s Compensation Plan

On March 28, 2006, the compensation committee of the Company’s board of directors approved the following compensation arrangements for the Company’s non-employee directors effective at the 2006 annual meeting of stockholders:

	Attendance Fees	Stock Option Award

All Board Members	$1,000 per board meeting	100,000 shares vesting ratably over four years, with renewals for each additional four years of service

Lead Director (1)	—	Additional award of 125,000 shares vesting ratably over four years, with renewals for each additional four years of service

Audit Committee	$500 per committee meeting, plus a $5,000 annual retainer	—

Audit Committee Chair	Additional $5,000 annual retainer	Additional award of 50,000 shares vesting ratably over four years, with renewals for each additional four years of service

Compensation Committee	$250 per committee meeting	—

Compensation Committee Chair	—	Additional award of 10,000 shares vesting ratably over four years, with renewals for each additional four years of service

Nominating and Governance Committee	$250 per committee meeting	—

Nominating and Governance Committee Chair	—	Additional award of 10,000 shares vesting ratably over four years, with renewals for each additional four years of service

(1)	The Company has not yet selected a lead director to facilitate the role independent directors.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of our 1993 and 2002 Stock Option Plans. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2005:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,701,554	$2.92	1,684,034
Equity compensation plans not approved by security holders (2)	787,000	$1.02	0

Total	3,488,554	$2.49	1,684,034

(1)	Includes options issued pursuant to RAE’s 1993 and 2002 Stock Option Plans.

(2)	Includes warrants issued (i) by Nettaxi.com in conjunction with a private placement, (ii) by the Company to Michael Gardner for financial advice and investor relations strategies, (iii) by the Company in conjunction with services rendered by a financial advisor. Also includes non-plan options issued to our then board of directors at the time of the reverse merger with Nettaxi.

Material Features of the 2002 Stock Option Plan

The 2002 Stock Option Plan was adopted by the board of directors on May 7, 2002. We are authorized to issue up to 5,000,000 shares of common stock under this plan. The plan allows grants of incentive stock options, within the meaning of Section 422 of the Code, to employees, including officers and employee directors. In addition, it allows grants of nonstatutory options to employees, non-employee directors and consultants. The plan expires in April 2012, but may be terminated sooner by the board of directors. The exercise price of incentive stock options granted under the 2002 Stock Option Plan must not be less than the fair market value of a share of the common stock on the date of grant. In the case of nonstatutory stock options, the exercise price must not be less than 85% of the fair market value of a share of the common stock on the date of grant. With respect to an incentive stock option granted to any optionee who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of the option must be equal to at least 110% of the fair market value of a share of the common stock on the date of grant, and the term of the option may not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value (determined as of the date of option grant) of the common stock for which incentive stock options may become exercisable for the first time by any optionee may not exceed $100,000 in any calendar year. The compensation committee has the discretion to determine vesting schedules and exercise requirements, if any, of all options granted under the plan. The plan provides that in connection with a change in control, if the acquiring entity fails to assume the plan’s outstanding options or replace them with substantially equivalent new options, the options will terminate. Additionally, the compensation committee, in its discretion, may provide for the acceleration of the exercisability and vesting of any and all outstanding options or may provide for the cash out of any or all outstanding options in connection with a change in control. Five million shares of common stock have been reserved for issuance under the 2002 Stock Option Plan. As of December 31, 2005, 2,402,256 options remain outstanding under the 2002 Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2004, the Company entered into an agreement with Shanghai Simax Technology Co. Ltd. (“Simax”) to finance the design of a benzene-specific gas detection module (GC-PID) in the amount of $100,000 which was paid in 2005. RAE Systems has the right to use the technology in any of our future products. The Company is to pay a royalty fee of 5% of all GC-PID products sold. To date, there have been no royalty payments for this technology. Total purchase of raw materials from Simax in 2005, 2004 and 2003 was $29,000, $0 and $0, respectively. There was no outstanding balance due to Simax at December 31, 2005 and 2004. Dr. Peter C. Hsi, the Company’s Chief Technology Officer was the acting general manager for Simax until his resignation in December 2004. Dr. Hsi has no equity ownership in Simax.

In conjunction with the KLH investment, an unsecured non-interest bearing note payable was established for the previous KLH shareholders as part of the purchase price agreement. As of December 31, 2005 and 2004, $759,000 and $423,000, respectively, were included in notes payable – related party account and $821,000 and $1,260,000, respectively, were included in long term notes payable – related party account. The notes were non interest bearing and were recorded at net present value using a discounted interest rate of 5.5%. A sum of $434,000 will be due on demand after December 31, 2005. In addition, the future payment plan for each of the next four years from 2006 through 2009 is $398,000, $398,000, $249,000 and $249,000, respectively.

The Company’s Director of Information Systems, Lien Chen, is the wife of our Chief Executive Officer, Robert Chen. Ms. Chen was paid a salary of $96,000 for 2005 and 2004, respectively. Ms. Chen also receives standard employee benefits offered to all other full-time U.S. employees. Ms. Chen does not report to Robert Chen and compensation decisions, regarding Ms. Chen, are performed in the same manner as other U.S. employees with Robert Chen the final approval signatory on compensation recommendations.

In November 2004, the Company hired Margaret Craig as a strategic management advisor to Mr. Chen, the Company’s President and Chief Executive Officer. Ms. Craig is the daughter of Mr. Lyle Flanzraich, a member of the Company’s board of directors. Ms Craig earned approximately $15,000 during 2004 and $115,000 during 2005. Ms. Craig resigned as an employee of the company in July 2005.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy

The goals of our compensation policy are to attract, retain and reward executive officers who contribute to our overall success by offering compensation that is competitive in our industry, to motivate executives to achieve our business objectives and to align the interests of officers with the long-term interests of stockholders. We currently use salary, bonuses and stock options to meet these goals.

Forms of Compensation

We provide our executive officers with a compensation package consisting of base salary, incentive bonuses and participation in benefit plans generally available to other employees. In setting total compensation, the compensation committee considers individual performance, as well as market information regarding compensation paid by other similar companies.

Base Salary. Salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in our industry for individuals of similar education and background to the executive officers being recruited. We also give consideration to the individual’s experience, reputation in his or her industry and expected contributions to our company. Salaries are generally reviewed annually by the compensation committee and are subject to increases based on: (i) the compensation committee’s determination that the individual’s level of contribution to our company has increased since his or her salary had last been reviewed, and (ii) increases in competitive pay levels.

Bonuses. It is our policy that a component of each officer’s potential annual compensation takes the form of a performance-based bonus. Bonus payments to officers other than the chief executive officer are determined by the compensation committee, in consultation with the chief executive officer, based on our financial performance and the achievement of the officer’s individual performance objectives. The chief executive officer’s bonus is determined by the compensation committee, without participation by the chief executive officer, based on the same factors.

On March 28, 2006 the compensation committee of the board of directors of RAE Systems approved the following fiscal year 2006 executive bonus award levels relative to the Company’s named executive officers:

Qualifying Executive	Annual Salary ($)	Target Percentage (%)	Target Cash Bonus ($)
Robert I. Chen	280,000	40%	112,000
Donald W. Morgan	200,000	30%	60,000
Rudy Mui	170,000	30%	51,000
Peter Hsi	187,000	25%	46,750
Hong Tao Sun	170,000	25%	42,500

Executive officers will be entitled to a ratable amount of their stated target cash bonus only if the Company achieves at least eighty-five percent (85%) of its budgeted (i) operating profit and/or (ii) revenue goals for the fiscal year ended December 31, 2006. Bonus payments will be weighted at fifty-percent (50%) for achieving operating profit and fifty percent (50%) for achieving the Company’s revenue goals. The ratable cash bonus payment to each officer is capped at two times the above stated target cash bonus for achievement levels of more than two hundred percent (200%) of the Company’s budgeted (i) operating profit and/or (ii) revenue goals for the fiscal year ended December 31, 2006.

Long-Term Incentives. Longer-term incentives are provided through the 2002 Stock Option Plan, which rewards executives and other employees through the growth in value of our stock. The compensation committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities, historical and expected contributions to our company, and the officer’s existing stock ownership and previous option grants, with primary weight given to the executive officers’ relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join us may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of our common stock on the date of grant and will provide value to the executive officers only when the price of our common stock increases over the exercise price.

Compliance with Internal Revenue Code Section 162(m). The Company’s policy with respect to compensation paid to its executive officers is to deduct such compensation that qualifies under Section 162(m) of the Internal Revenue Code, as amended, as an expense. Section 162(m) of the Internal Revenue Code and related Treasury Department regulations restrict deductibility of executive compensation paid to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the Company’s 2002 Stock Option Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the compensation committee will generally be comprised of non-employee directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The committee does not believe that in general other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation.

2005 Compensation and Bonus Payout

Compensation for the chief executive officer and other executive officers for 2005 was set according to our established compensation policy described above. Since the Company did not meet its performance targets during fiscal 2005, no bonuses payments are to be disbursed in fiscal 2006. However, bonus payouts were previously earned pursuant to the approved management annual incentive plan for the year ended December 31, 2004. Under the 2004 management annual incentive plan, 50% of previously earned performance bonuses were disbursed in 2005 and the remainder will be disbursed equally in 2006 and 2007.

COMPENSATION COMMITTEE

Edward C. Ross

Lyle D. Feisel

Neil W. Flanzraich

Sigrun Hjelmquist

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. BDO Seidman, LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee consists of five directors each of whom, in the judgment of the board of directors, is an “independent director,” as such term is defined by applicable SEC and AMEX rules and regulations. The audit committee acts pursuant to a written charter that has been adopted by the board of directors.

The audit committee has discussed and reviewed with the independent registered public accounting firm all matters required to be discussed pursuant to the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The committee has met with BDO Seidman, LLP, with and without management present, to discuss the overall scope of BDO Seidman, LLP audit, the results of its examinations, its evaluations of our internal controls and the overall quality of its financial reporting. The audit committee has reviewed and discussed the audited financial statements with management.

The audit committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

As of December 31, 2004, management identified eight material weaknesses in the Company’s internal control over financial reporting. During the course of fiscal year 2005, management implemented a number of remediation measures to address the material weaknesses identified by management in the Company’s internal control over financial reporting as of December 31, 2004. Each material weaknesses, including the remediation measures taken during fiscal year 2005, were discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 as filed on March 31, 2006. However, based on the results of management assessment of the Company’s internal control over financial reporting as of December 31, 2005, management concluded that the Company’s internal control over financial reporting was not effective due to the following three material weaknesses:

(i)	an inadequate number of accounting and finance personnel or consultants sufficiently trained to address some of the complex accounting and financial reporting matters that arise from time-to-time. This control deficiency contributed to the individual material weaknesses described in (ii) and (iii) below, which resulted in audit adjustments to the Company’s 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a material misstatement of the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constituted a material weakness.

(ii)	inadequate control over our accounting for stock-based compensation under SFAS 123, Accounting for Stock-Based Compensation. This control deficiency resulted in audit adjustments to the Company’s 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a material misstatement of our interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constituted a material weakness.

(iii)

inadequate control over our accounting and reporting of certain non-routine transactions occurring at two of the Company’s foreign operations. Specifically, the Company did not identify certain adjustments relating to (a) the valuation of notes payable issued as purchase consideration, (b) deferred tax liabilities associated with certain foreign intangible assets, and (c) the carrying value of our investment in an unconsolidated subsidiary. This control deficiency resulted in audit adjustments to the Company’s 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a material misstatement of the Company’s interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constituted a material weakness.

While the planned steps were designed and in place by the end of the second quarter of 2005 with regard to material weaknesses identified as of December 31, 2004, management continued to evaluate the operating effectiveness through the end of fiscal year 2005. It was concluded that the Company’s internal control over financial reporting provided reasonable assurance to support an assessment that the controls were effective, with the exception of the three material weaknesses in the Company’s internal control over financial reporting identified by management as of December 31, 2005. With regard to the three material weaknesses identified by management as of December 31, 2005, management has designed and is in the process of implementing a number of remediation measures. These remediation measures were described in detail in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, as filed on March 31, 2006.

The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates at its meetings. Once the remediation, documentation, testing and evaluation were completed, the audit committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2005. The audit committee believes that the measures taken by management during fiscal year 2005 were appropriate to remediate as of December 31, 2005 the material weakness in the Company’s system of internal control over financial reporting described in its Form 10-K/A for the fiscal year ending on December 25, 2004 as filed with the SEC on June 7, 2005. Moreover, the audit committee has reviewed and approved management’s planned remediation measures to address the three material weaknesses identified as of December 31, 2005.

Based on the review and discussions referred to above, the committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE

Susan K. Barnes

Lyle D. Feisel

Neil W. Flanzraich

Edward C. Ross

Sigrun Hjelmquist

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a graph indicating cumulative total return on $100 invested, alternatively, in our common stock, the CRSP Total Return Index for the AMEX and for a peer group of AMEX stocks for SIC codes 3800 – 3899, for the period from April 9, 2002 through December 31, 2005, before which period we were a privately-held company.

Performance Graph for

RAE SYSTEMS INC.

Comparison of Five-Year Cumulative Total Returns

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable Securities and Exchange Commission (“SEC”) rules. For a stockholder proposal to be included in our proxy materials for the 2007 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 20, 2006. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than December 20, 2006.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the 2006 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,
/s/ Michael R. Ownby
Michael R. Ownby
Corporate Secretary

April 19, 2006

RAE SYSTEMS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Robert I. Chen and Donald W. Morgan, or either of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of stock of RAE Systems Inc., held or owned by or standing in the name of the undersigned on the company’s books on April 14, 2006 at the Annual Meeting of Stockholders of the company to be held at 9:00 a.m. Pacific Time, at the Santa Clara Hilton located at 4949 Great American Parkway, Santa Clara, California on May 17, 2006, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed on the reverse side, or, if no specification is made, to vote in favor thereof.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters, which may properly come before the meeting of any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of: (a) a Notice of Annual Meeting of Stockholders of the Company, (b) an accompanying Proxy Statement, and (c) an Annual Report to Stockholders for the fiscal year ended December 31, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

1. To elect the following two persons as Class III directors to hold office for a three-year term and until their successors are elected and qualified: Nominee: Peter C. Hsi FOR WITHHELD

Nominee: James W. Power FOR WITHHELD Nominee: A. Marvin Strait FOR WITHHELD

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

2. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR AGAINST ABSTAIN

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

Signature             Date:             Signature             Date:

Note: Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held in the name of two or more persons or in the name of husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary.

Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.